Exhibit 10b.

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(2007 Restatement)

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(2007 RESTATEMENT)

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1

1.01	Benefit Commencement Date	1
1.02	Board of Directors	1
1.03	Change in Control Severance Benefit	1
1.04	Committee	2
1.05	Company	2
1.06	Effective Date	2
1.07	Final Annual Compensation	2
1.08	Normal Retirement Date	3
1.09	Participant	3
1.10	Plan	3
1.11	Retirement Plan	3
1.12	Separation from Service	3
1.13	Service	3
1.14	Surviving Beneficiary	3
1.15	Total and Permanent Disability	3

ARTICLE II.	AMOUNT OF BENEFITS; RIGHT TO RECEIVE BENEFITS	4

2.01	Normal Retirement Supplemental Income	4
2.02	Early Retirement Supplemental Income	6
2.03	Disability Retirement Supplemental Income	7
2.04	Death Benefits	7
2.05	Vested Benefits	8
2.06	Post-Retirement Change in Retirement Plan Benefits	9
2.07	Forfeiture of Benefits	9
2.08	Change in Control Supplemental Income	9

ARTICLE III.	PAYMENT OF BENEFITS	10

3.01	Form of Supplemental Payments	10
3.02	Commencement of Supplemental Payments	11
3.03	Six-Month Minimum Delay	12
3.04	Source	12
3.05	Key Man Insurance	12

i

ARTICLE IV.	ADMINISTRATION	12

4.01	Committee Discretion	12
4.02	Company Right to Amend, Modify or Terminate	13

ARTICLE V.	GENERAL PROVISIONS	13

5.01	No Effect on Employment	13
5.02	Legally Binding	13
5.03	Notice	13
5.04	No Transfer of Benefits	13
5.05	Disclosure to Participants	13
5.06	Adoption	14
5.07	Integration Clause	14

2004 ESRIP Appendix

ii

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(2007 RESTATEMENT)

PURPOSE; EFFECTIVE DATE

This Executive Supplemental Retirement Income Plan (“Plan”) was established effective January 1, 1981, and was later amended, to promote the best interests of the Company by enabling the Company (a) to attract to its key management positions persons of outstanding ability, and (b) to retain in its employ those persons of outstanding competence who occupy key executive positions and who in the past contributed and who continue in the future to contribute materially to the success of the business by their ability, ingenuity and industry. Participation in the Plan is limited to a select group of management and highly compensated employees. Effective September 1, 2004, participation is limited to Participants in the Plan as of September 1, 2004, and no new Participants will be added to the Plan after September 1, 2004. In order to comply with changes in applicable law and to clarify existing provisions, the Company adopts this 2007 Restatement on December 20, 2007 with a retroactive effective date of January 1, 2005; provided, however, that the amendments made in this 2007 Restatement shall not apply to any Participant whose Separation from Service occurred prior to January 1, 2005 and the benefits for those Participants shall be governed by the terms of the Plan in effect immediately prior to this 2007 Restatement.

ARTICLE I. DEFINITIONS

The following words and phrases as used herein shall, for the purpose of this Plan and any subsequent amendment thereof, have the following meanings, unless a different meaning is plainly required by the context:

1.01 Benefit Commencement Date means the first day of the month in which Plan benefits are required to commence as provided under 3.02.

1.02 Board of Directors means the Board of Directors of the Company as constituted from time to time.

1.03 Change in Control Severance Benefit means, for any Participant who is party to a Change in Control Severance Agreement with the Company, the severance benefit provided for in such agreement; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Plan only if, under the terms of the Participant’s Change in Control Severance Agreement, the Participant becomes entitled to the severance benefit (a) after a change in control of the Company has occurred, (b) because the Participant’s employment with the Company has been terminated by the Participant for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Company other than for cause or disability, and (c) because the Participant has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for the Participant to become entitled to receive the severance benefit. Under no circumstances will a Participant who is not party to a Change in Control Severance Agreement be deemed to become entitled to a Change in Control Severance Benefit for purposes of this Plan. For purposes of 1.03, the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings as may be set forth in the Participant’s Change in Control Severance Agreement, if any.

1.04 Committee means the Organization and Executive Compensation Committee of the Board of Directors, previously known as the Compensation Committee.

1.05 Company means Northwest Natural Gas Company and its subsidiaries.

1.06 Effective Date means January 1, 1981, subject to any later effective date of any specific section provided in any amendment hereto.

1.07 Final Annual Compensation means the annual average determined by taking the sum of the Participant’s Total Compensation for the three (3) consecutive Compensation Years out of the Participant’s final ten (10) Compensation Years with the Company which produce the highest three (3) year total amount, and dividing such sum by three (3).

1.07-1 Total Compensation for any Compensation Year means the sum of (a) plus (b):

(a) The annual salary approved by the Board of Directors and in effect during the Compensation Year; provided, however, that if a Participant’s salary is changed during a Compensation Year, the salary amount included in Total Compensation for that Compensation Year shall be the total amount of salary the Participant earned for services during that Compensation Year or would have earned for services during that Compensation Year if employment had continued at his or her final salary level for the full Compensation Year.

(b) The annual performance award for the prior calendar year approved by the Board of Directors by the beginning of the Compensation Year; provided, however, that if a Participant has a Separation from Service during the last 61 days of any Compensation Year, Total Compensation for each of the Participant’s final ten (10) Compensation Years shall also be calculated as the sum of the salary in effect for such Compensation Year as determined under (a) plus the annual performance award for the calendar year that ended during such Compensation Year, and these alternate Total Compensation calculations shall be used if the resulting Final Average Compensation is higher.

1.07-2 Compensation Year means the twelve (12) month period from March 1 to February 28/29, including any partial portion of such period preceding a Separation from Service.

1.08 Normal Retirement Date means the first day of the month next following the Participant’s 65th birthday.

1.09 Participant means an employee specifically designated by the Committee to be covered under this Plan and who continues to fulfill all requirements for participation. The initial designation of Participants shall be all executive officers of the Company elected by the Board of Directors (not including “assistant” officer positions). A list of Participants as of September 1, 2004 who were employed by the Company as of that date is included in the 2004 ESRIP Appendix. No new Participants shall enter the Plan after September 1, 2004.

1.10 Plan means the Executive Supplemental Retirement Income Plan herein set forth, as amended from time to time.

1.11 Retirement Plan means the Company’s Retirement Plan for Non-Bargaining Unit Employees, as amended from time to time.

1.12 Separation from Service shall have the meaning ascribed to such term in Treasury Regulations §1.409A-1(h).

1.13 Service depends on the context:

(a) Benefit Accrual. Service for benefit accrual under 2.01 means years of actual participation, including service credited under 1.13(c), after becoming a Participant under this Plan, plus any additional years of benefit accrual credit earned or awarded under 2.01-2(b)(2) and/or (3).

(b) Vesting Service. Service for vesting means all service with the Company from commencement of employment, including service credited under 1.13(c), plus any additional grant under 2.05-5.

(c) Other Service. To the extent “service” is not addressed by (a) or (b) above, Service includes all accredited years of service with the Company credited under the Retirement Plan and includes all periods of Company paid disability and long-term disability leave.

1.14 Surviving Beneficiary means the beneficiary or beneficiaries designated by the Participant on the form provided by the Company. Such beneficiary designation may be changed by the Participant at any time by written notice to the Committee. If no Surviving Beneficiary is designated, or if the designated Surviving Beneficiary dies before the Benefit Commencement Date, the Surviving Beneficiary shall be the Participant’s surviving spouse or, if none, the Participant’s estate.

1.15 Total and Permanent Disability means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

ARTICLE II. AMOUNT OF BENEFITS; RIGHT TO RECEIVE BENEFITS

Each Participant or the Participant’s Surviving Beneficiary shall have the right to receive, and the Company shall pay, supplemental benefits as provided in this Article II, in the form and at the time provided in Article III:

2.01 Normal Retirement Supplemental Income. Upon Separation from Service at or after the Normal Retirement Date with at least ten (10) years of Service for vesting under 1.13(b), a Participant shall be entitled to receive, subject to 2.07, monthly supplemental retirement payments determined under 2.01-1 through 2.01-4:

2.01-1 Determining ESRIP Benefit Amount. The amount to be paid at the Normal Retirement Date under this Plan shall be determined by a three step process under the following (a), (b) and (c):

(a) Determine Target Benefit. The sum of the Participant’s accrued target percentage credits under 2.01-2 is multiplied by Final Annual Compensation.

(b) Determine Offset Amount. The amount to be paid at Normal Retirement Date from three other sources of retirement benefits shall be determined under 2.01-3.

(c) Determine Net Benefit. If the target benefit amount under (a) exceeds the total payments from the other three sources under (b), the excess shall be paid under 2.01-4.

2.01-2 Accrued Target Percentage. Participant’s accrued target percentage shall be the sum of the accruals at the rate specified below in (a) for each Year of Participation (defined below in (b)) credited under this Plan.

(a) Yearly Accrual Percentage Schedule:

(1) Years 1-15. The yearly target percentage accrual for all Participants shall be:

Years of Participation	Accrued Target Percentage for Each Year of Participation	Maximum Total Target Percentage
Years 1 through 15	4.33% per Year	65% (15 Years times 4.33%)

(2) Years 16-25. In addition, each of the Participants who had at least six (6) Years of Participation as of September 1, 2004 as shown in the attached 2004 ESRIP Appendix shall be entitled to additional accruals for Years of Participation 16-25 as follows:

Years of Participation	Accrued Target Percentage for Each Year of Participation	Maximum Total Target Percentage
Years 16 through 25	0.50% per Year	70% (15 Years times 4.33% plus 10 Years times 0.50%)

(b) Year of Participation means the sum of (1), (2) and (3):

(1) Each consecutive twelve (12) month period (including fractions calculated to the nearest hundredth of a year) of Service measured by each anniversary of the date of first becoming a Participant under this Plan.

(2) Any additional Years of Participation awarded to a Participant by the Committee in the exercise of its discretion, specifically including any additional Years of Participation reflected in the attached 2004 ESRIP Appendix as of September 1, 2004.

(3) Three (3) additional Years of Participation credit shall be awarded to any Participant who becomes entitled to a Change in Control Severance Benefit.

2.01-3 Payments From Other Sources. The total annual payments from the three sources listed below in (a), (b) and (c) shall be determined, all calculated as a single life annuity.

(a) the Retirement Plan.

(b) Social Security (as determined under 2.01-4(b)(2)).

(c) Supplemental retirement payments under Section 5.7 of the Company’s Executive Deferred Compensation Plan and Section 8 of the Company’s Deferred Compensation Plan for Directors and Executives.

2.01-4 Benefit Payable Under This Plan. The monthly payment under this Plan shall be determined under the formula of (a) minus (b) as follows:

(a) The target monthly benefit shall be one-twelfth (1/12) times Final Annual Compensation times the accrued target percentage determined under 2.01-2 above;

MINUS

(b) The sum of (1) plus (2) plus (3):

(1) The Participant’s monthly retirement benefit under the Retirement Plan assuming commencement of benefits in the month following Separation from Service and calculated as if the Participant had elected to have the entire benefit paid as a single life annuity;

PLUS

(2) One-twelfth (1/12) of the Participant’s annual primary Social Security benefit assuming commencement of benefits in the month following Separation from Service and determined in the same manner and based on the same earnings as are used to compute the actual Social Security benefit;

PLUS

(3) The Participant’s monthly supplemental retirement benefit under Section 5.7 of the Company’s Executive Deferred Compensation Plan and/or Section 8 of the Company’s Deferred Compensation Plan for Directors and Executives, calculated in each case as if the Participant had elected to have the benefit paid as a single life annuity.

2.02 Early Retirement Supplemental Income. Upon Separation from Service at or after age fifty-five (55) with at least ten (10) years of Service for vesting under 1.13(b), a Participant shall be entitled to receive, subject to 2.07, the reduced monthly supplemental retirement payments determined as follows:

2.02-1 First, the target monthly early retirement benefit shall be equal to one-twelfth (1/12) times the Participant’s Final Annual Compensation times the accrued target percentage determined under 2.01-2 based on the Participant’s Years of Participation at the time of Separation from Service.

2.02-2 Second, the unreduced monthly supplemental payment under this Plan shall be determined under the formula in 2.01-4, using in 2.01-4(b)(1) the Participant’s monthly retirement benefit under the Retirement Plan assuming commencement of benefits in the month following the Participant’s Normal Retirement Date and a projected 2.5% annual increase in the Consumer Price Index between Separation from Service and Normal Retirement Date and calculated as if the Participant had elected to have the entire benefit paid as a single life annuity, using in 2.01-4(b)(2) the Participant’s estimated monthly Social Security benefit payable at age 65 assuming no earnings after Separation from Service and no projected increases in the national average wage index or cost of living between Separation from Service and age 65, and using in 2.01-4(b)(3) the Participant’s monthly retirement benefit under Section 5.7 of the Company’s Executive Deferred Compensation Plan and/or Section 8 of the Company’s Deferred Compensation Plan for Directors and Executives, calculated in each case assuming that benefits could have been and were commenced in the month following the Participant’s Normal Retirement Date and as if the Participant had elected to have the benefit paid as a single life annuity.

2.02-3 Third, the unreduced monthly amount under 2.02-2 shall be reduced by one-half of one percent (0.50%) per month for each full or partial month by which the Benefit Commencement Date precedes the Participant’s 62nd birthday, as illustrated in the following table:

Percentage of Unreduced Early Retirement Benefit for Benefit Commencement at Specified Age*

Retirement Age	Percentage
55	58%
56	64%
57	70%
58	76%
59	82%
60	88%
61	94%
62-64	100%

*	This table shows the percentage reduction based on years prior to age 62. The actual percentage reduction will be further adjusted for each additional month by which the Participant’s age at the Benefit Commencement Date precedes the retirement age specified in the table.

2.03 Disability Retirement Supplemental Income. Upon a Participant’s Total and Permanent Disability while employed by the Company and with at least fifteen (15) years of Service for vesting under 1.13(b) and 1.13(c), a Participant shall be entitled to receive, subject to 2.07, monthly supplemental retirement payments determined in the same manner as early retirement payments under 2.02.

2.04 Death Benefits. If a Participant dies during employment or before the Benefit Commencement Date for any other benefit under this Plan, a monthly supplemental death benefit shall be paid to the Participant’s Surviving Beneficiary as follows:

2.04-1 Amount. The amount of the monthly supplemental death benefit shall be determined under either 2.01, 2.02, 2.03, 2.05 or 2.08, as applicable, assuming that (a) the Participant had a Separation from Service on the date of death (or on the Participant’s actual Separation from Service, if earlier), (b) the Participant had survived until the Benefit Commencement Date that would have been applicable under 3.02 based on the assumed date of Separation from Service, (c) the Participant had selected the form of annuity selected by the Surviving Beneficiary pursuant to 2.04-2, and (d) the Participant had died on the day after the Benefit Commencement Date.

2.04-2 Annuity Form. The Surviving Beneficiary may at any time prior to the applicable Benefit Commencement Date elect one of the available annuity forms under 3.01 for purposes of calculating and paying the death benefit under 2.04-1. If the Surviving Beneficiary does not make a timely election under this 2.04-2, the Surviving Beneficiary shall be deemed to have elected a 100% joint and survivor annuity (without the “pop-up” feature) if the Surviving Beneficiary is one individual; otherwise, the Surviving Beneficiary shall be deemed to have elected the life annuity with 120 guaranteed payments under 3.01-1.

2.04-3 Other Death Benefits. The supplemental death benefit under this Plan shall be in addition to any death benefit provided by any other Company sponsored plan or insurance program.

2.05 Vested Benefits. Upon Separation from Service with at least five (5) years of Service for vesting under 1.13(b), a Participant who is not eligible for benefits under 2.01, 2.02, 2.03 or 2.08, shall be entitled to receive, subject to 2.07, the reduced monthly supplemental retirement payments determined as follows:

2.05-1 First, the unreduced monthly supplemental payment under this Plan shall be determined in the same manner as such amount would be determined for early retirement payments under 2.02-1 and 2.02-2, except that in 2.01-4(b)(2) there shall be used the Participant’s estimated monthly Social Security benefit payable at age 65 assuming continuation of earnings after Separation from Service through age 65 at the Participant’s final salary level with the Company, but with no projected increases in the national average wage index or cost of living between Separation from Service and age 65.

2.05-2 Second, the vested portion of the unreduced monthly amount shall be determined by multiplying the unreduced monthly amount by the vested percentage set forth in the following table that corresponds to the Participant’s number of years of Service for vesting under 1.13(b):

Completed Years of Vesting Service	Vested Percentage
Years 1-4	0%
Year 5	50%
Year 6	60%
Year 7	70%
Year 8	80%
Year 9	90%
Year 10 and above	100%

2.05-3 Third, if the Participant’s Separation from Service occurs before age fifty-five (55), the vested portion of the unreduced monthly amount under 2.05-2 shall be reduced by one-half of one percent (0.50%) per month for each full or partial month by which the Benefit Commencement Date precedes the Participant’s 65th birthday, as illustrated in the following table:

Percentage of Unreduced Vested Retirement Benefit for Benefit Commencement at Specified Age

Commencement Age	Percentage
55	40%
56	46%
57	52%
58	58%
59	64%
60	70%
61	76%
62	82%
63	88%
64	94%

If the Participant’s Separation from Service occurs at or after age 55, the vested portion of the unreduced monthly amount under 2.05-2 shall be reduced in the same manner as provided under 2.02-3 for early retirement benefits.

2.05-4 Vesting Service Credit. One year of vesting service is awarded for each period of 12 consecutive months of employment with the Company, with the first such period beginning on the Participant’s employment commencement date and subsequent periods beginning on each anniversary of the Participant’s employment commencement date.

2.05-5 Committee Discretion. For any specified Participant, the Committee may, in its discretion, grant additional vesting service credit, waive the minimum service requirement, reduce the early retirement reduction percentage for payments starting before age 65, or make any appropriate adjustment of the benefit amount under this Plan.

2.06 Post-Retirement Change in Retirement Plan Benefits.

2.06-1 Change in Benefit Formula. If, after supplemental payments start under this Plan, the benefit payable to a retired Participant is increased under the Retirement Plan by a change in the Retirement Plan benefit formula or its components, the supplemental payment under this Plan shall be reduced to reflect such increase, effective for and after the first month when such increase is paid. The supplemental benefit shall be recalculated under the benefit formula (2.01, 2.02, 2.03, 2.04, 2.05 or 2.08) applicable to the retiree by substituting such increased Retirement Plan benefit in the formula, with all other components of the formula to remain unchanged.

2.06-2 COLA Supplement. Any post-retirement increase to the Retirement Plan benefit that is not the result of a change of the Retirement Plan benefit formula or its components (such as a cost of living adjustment for retirees) shall not trigger a recalculation of benefits under 2.06-1 of this Plan.

2.07 Forfeiture of Benefits. Notwithstanding any other provision of this Plan to the contrary, Plan benefits shall be forfeited as follows:

2.07-1 Discharge for Cause. No Plan benefits shall be paid if the Participant is discharged from the Company for cause involving illegal or fraudulent acts or conduct detrimental to the interests of the Company.

2.07-2 Agreement Not to Compete. No Plan benefits shall be paid to a Participant unless, prior to the date Plan benefits are scheduled to commence, the Company receives Participant’s written agreement not to compete with the Company or its subsidiaries during the period of Plan benefit payments. Plan benefits shall be forfeited in whole or in part, as the Committee shall decide, for any breach of such agreement not to compete.

2.08 Change in Control Supplemental Income.

2.08-1 Benefit Calculation. A Participant who has a Separation from Service before the Normal Retirement Date and is or becomes entitled to a Change in Control Severance Benefit shall have a 100% vested right to receive, subject to 2.07, monthly supplemental retirement payments determined in the same manner as early retirement payments under 2.02, except that (a) the Participant shall be credited with additional Years of Participation as provided in 2.01-2(b)(3), and (b) in lieu of applying 2.02-3, the unreduced monthly amount under 2.02-2 shall be reduced by one-quarter of one percent (0.25%) per month for each full or partial month by which the Benefit Commencement Date precedes the Participant’s 62nd birthday.

2.08-2 Possible Benefit Recalculation. With respect to any Participant who is party to a Change in Control Severance Agreement, it may be the case that (a) the Participant’s employment with the Company is terminated prior to a “change in control” of the Company (as defined in the Participant’s Change in Control Severance Agreement), (b) a change in control of the Company occurs after such termination, and (c) the Participant then becomes entitled to a Change in Control Severance Benefit. If, after such termination of employment and prior to the time that the Participant becomes entitled to a Change in Control Severance Benefit, supplemental benefit payments to the Participant have started under the Plan, then, at such time thereafter as the Participant becomes entitled to a Change in Control Severance Benefit, the benefits payable to the Participant under the Plan shall be retroactively recalculated to reflect the benefit enhancements applicable under the Plan as a result thereof. To the extent that the amount of the supplemental benefit payments paid to the Participant prior to such recalculation is less than the amount of such payments as so recalculated, the difference will be paid to the Participant in a cash lump sum (without interest) as soon as practicable after the change in control of the Company.

ARTICLE III. PAYMENT OF BENEFITS

3.01 Form of Supplemental Payments. Subject to 3.01-3, supplemental monthly payments to a Participant shall be made in the annuity form specified in 3.01-1; provided, however, that a Participant may elect at any time at least 30 days prior to the Benefit Commencement Date to have benefit payments made in one of the annuity forms specified in 3.01-2:

3.01-1 Life Annuity With One Hundred Twenty (120) Guaranteed Payments. Unless the Participant elects another annuity form under 3.01-2 , the Participant’s monthly supplemental benefit as determined under 2.01, 2.02, 2.03, 2.05 or 2.08 shall be paid as equal monthly payments for the Participant’s lifetime, except that if the Participant dies before receiving one hundred twenty (120) monthly payments, the balance of the one hundred twenty (120) payments shall be made monthly to the Participant’s Surviving Beneficiary.

3.01-2 Annuity Forms under Retirement Plan. The Participant may elect to receive supplemental monthly payments in any of the standard or optional annuity forms of benefit described in 6.01 and 6.02 of the Retirement Plan, other than a joint and survivor annuity upon marriage or remarriage after the annuity starting date. Any such alternate annuity shall be the actuarial equivalent of the benefit under 3.01-1 as determined by the Plan’s actuary based on the actuarial assumptions used for determining equivalent benefits under the Retirement Plan at the Benefit Commencement Date.

3.01-3 Small Benefit Cash Out. If the actuarial equivalent lump sum present value of a Participant’s benefits, based on the actuarial assumptions used for determining equivalent benefits under the Retirement Plan at the Benefit Commencement Date, is no more than the applicable dollar amount under Internal Revenue Code section 402(g)(1)(B) (which is $15,500 in 2007 and 2008), the benefit shall be paid as a lump sum in such amount at the time annuity payments would have otherwise commenced under 3.02.

3.02 Commencement of Supplemental Payments.

3.02-1 Normal Retirement Supplemental Income. If a Participant is eligible for normal retirement benefits under 2.01, supplemental monthly payments under this Plan shall commence with the first month following the Participant’s Separation from Service.

3.02-2 Change in Control Supplemental Income. If a Participant is not eligible for normal retirement benefits under 2.01, but is eligible for change in control retirement benefits under 2.08, supplemental monthly payments under this Plan shall commence with the first month following the later of the Participant’s 55th birthday or the Participant’s Separation from Service.

3.02-3 Disability Retirement Supplemental Income. If a Participant is not eligible for normal retirement benefits under 2.01 or change in control retirement benefits under 2.08, but is eligible for disability retirement benefits under 2.03, supplemental monthly payments under this Plan shall commence with the first month following the later of the Participant’s 55th birthday or the Participant’s Total and Permanent Disability; provided, however, that a Participant may elect no later than December 31, 2008 to have any disability retirement benefits commence under this 3.02-3 with the first month following the later of the Participant’s Separation from Service or another specified birthday of the Participant that shall be no less than age 56 and no more than age 62.

3.02-4 Early Retirement Supplemental Income. If a Participant is not eligible for normal retirement benefits under 2.01, change in control retirement benefits under 2.08 or disability retirement benefits under 2.03, but is eligible for early retirement benefits under 2.02, supplemental monthly payments under this Plan shall commence with the first month following the later of the Participant’s 62nd birthday or the Participant’s Separation from Service; provided, however, that a Participant may elect no later than December 31, 2008 to have any early retirement benefits commence under this 3.02-4 with the first month following the later of the Participant’s Separation from Service or another specified birthday of the Participant that shall be no less than age 55 and no more than age 61.

3.02-5 Vested Benefits. If a Participant is not eligible for normal retirement benefits under 2.01, change in control retirement benefits under 2.08, disability retirement benefits under 2.03 or early retirement benefits under 2.02, but is eligible for vested benefits under 2.05, supplemental monthly payments under this Plan shall commence with the first month following the later of the Participant’s 65th birthday or the Participant’s Separation from Service; provided, however, that a Participant may elect no later than December 31, 2008 to have any vested benefits commence under this 3.02-5 with the first month following the later of the Participant’s Separation from Service or another specified birthday of the Participant that shall be no less than age 55 and no more than age 64.

3.02-6 Death Benefits. If a Participant’s Surviving Beneficiary is eligible for death benefits under 2.04, supplemental monthly payments under this Plan shall commence in the month that benefits would have commenced under 3.02-1, 3.02-2, 3.02-3, 3.02-4 or 3.02-5, as applicable, if the Participant had a Separation from Service on the date of death (or on the Participant’s actual Separation from Service, if earlier) and then survived until benefits had commenced.

3.03 Six-Month Minimum Delay. Notwithstanding the foregoing, no supplemental monthly payments under this Plan shall be paid to any Participant until the seventh month following the month of the Executive’s Separation from Service with the Company; provided, however, that this delay in commencement of benefits shall not apply to death benefits under 2.04. Any payments that would have been paid if not for this 3.03 shall be accumulated and paid in full in the seventh month following the month of the Participant’s Separation from Service with the Company together with interest from the date each payment otherwise would have been payable until the date actually paid. Interest for any period will be paid at the same rate applicable for that period under Section 6(f) of the Company’s Deferred Compensation Plan for Directors and Executives.

3.04 Source. The commitment of the Company to pay supplemental retirement benefits under this Plan is an unsecured promise of the Company to make the payments. There is no asset or trust fund set aside for payment of benefits hereunder, except to the extent held under the Company’s Umbrella Trust for Executives, which is subject to the claims of the Company’s creditors under conditions specified therein.

3.05 Key Man Insurance. The Company shall purchase and own such key man life insurance as it chooses on the life of any Participant. No Participant, nor his or her beneficiaries, heirs, assigns, personal representative or estate, shall have any right to or interest in any such policy or the proceeds payable thereunder on his or her death. On death of the Participant, the proceeds shall be paid to the Company.

ARTICLE IV. ADMINISTRATION

4.01 Committee Discretion. The Committee shall have full power and authority to interpret, construe and administer this Plan, to adopt appropriate procedures, and to make all decisions necessary or proper to carry out the terms of the Plan. The Committee’s interpretation and construction hereof, and actions hereunder, including any determination of benefit amount or designation of the person to receive supplemental payments, shall be binding and conclusive on all persons for all purposes. The timetable and procedure for notice of denial of benefit claims and for hearing on review of such denial shall be as set forth in Article XIII of the Retirement Plan, and the Committee shall make such final review and decision. The Company’s vice president responsible for human resources shall act as the Committee’s agent in administering this Plan. Neither the Company, nor its officers, employees, directors or Committee, nor any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

4.02 Company Right to Amend, Modify or Terminate. The Company, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan in whole or in part without notice to any Participant. No such termination, modification or amendment shall (a) terminate or diminish any rights or benefits accrued by any Participant or Surviving Beneficiary prior thereto, or (b) accelerate the payment of any Plan benefits unless covered by an exception (set forth in regulations or other guidance of the Internal Revenue Service) to the prohibition on acceleration of deferred compensation. In addition, with respect to any Participant who is party to a Change in Control Severance Agreement with the Company, no such termination, modification or amendment during the pendency of a “potential change in control” of the Company (or, if a “change in control” of the Company occurs, during the 24-month period immediately following such change in control) shall, without the written consent of the Participant, terminate or diminish any rights or benefits to which the Participant may be entitled under the Plan. For purposes of 4.02, the terms “potential change in control” and “change in control” shall have the meanings as may be set forth in the Participant’s Change in Control Severance Agreement, if any.

ARTICLE V. GENERAL PROVISIONS

5.01 No Effect on Employment. This Plan shall not be deemed to give any Participant or other person in the employ of the Company any right to be retained in the employment of the Company, or to interfere with the right of the Company to terminate any Participant or such other person at any time. The Company is authorized and empowered to treat the Participant or other person without regard to the effect which such treatment might have under the Plan.

5.02 Legally Binding. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

5.03 Notice. Any election, notice or filing required or permitted to be given to the Company or the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

5.04 No Transfer of Benefits. The interest of any Participant or beneficiary under this Plan shall not be transferred or transferable, voluntarily or by operation of law, by assignment, anticipation, hypothecation, pledge or other encumbrance, or by garnishment, attachment, levy, seizure or other execution, or by insolvency, receivership, bankruptcy or other debtor proceeding.

5.05 Disclosure to Participants. Each Participant shall receive a copy of this Plan, a copy of any written procedures for administering the Plan, and any amendments to the Plan or procedures.

5.06 Adoption. This Plan was approved by resolution of the Board of Directors at a regular meeting on April 16, 1981, to be effective as of January 1, 1981. Amendments shall take effect as specified in the implementing Board resolution.

5.07 Integration Clause. This written Plan document supersedes, and takes precedence over, any prior oral or written promises to Participants. The Plan may be amended or modified only by a written amendment adopted by the Company’s Board of Directors.

SIGNED pursuant to proper authority delegated by the Company’s Board of Directors:

NORTHWEST NATURAL GAS COMPANY

By:	/s/ Mark S. Dodson
Mark S. Dodson
Chief Executive Officer

Date:	February 28, 2008

2004 ESRIP APPENDIX

TO

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(Effective September 1, 2004)

The following executives are Participants in the Plan as of September 1, 2004. No new Participants will enter the Plan after September 1, 2004. The Participants are entitled to the Years of Participation and Years of Vesting Service shown in the following table, as of September 1, 2004:

Executive	Birth Date	Hire Date	Years of Participation (9/1/04)	Years of Vesting Service (9/1/04)
DeBolt, Bruce R.	12/07/47	2/15/80	24.55	24.55
Dodson, Mark S.	1/26/45	9/15/97	6.96[1]	6.96
Doolittle, Lea Anne	1/12/55	10/30/00	3.83	3.83
Feltz, Stephen P.	8/26/55	10/25/82	5.50	21.83
Kantor, Gregg S.	4/30/57	9/15/96	6.67	7.96
McCoy, Michael S.	5/28/43	11/06/69	34.82	34.82
Rue, Conrad J.	11/25/45	10/29/74	29.85	29.85
Ugoretz, Beth A.	7/11/55	12/06/02	1.66	1.75

[1]	Benefits are subject to terms of Board-approved Employment Agreement.

1